Exhibit 10.9

                 DYNASIL CORPORATION OF AMERICA
                     AGREEMENT OF EMPLOYMENT

     THIS AGREEMENT is effective as of October 1, 2004, by and between DYNASIL CORPORATION OF AMERICA, a New Jersey corporation (the "Company"), with offices at 385 Cooper Road, West Berlin, New Jersey, 08091, and CRAIG T. DUNHAM ("Employee"), whose address is 101 Cromwell Drive, Mullica Hill, NJ 08062.

     1. Employment. Effective October 1, 2004, Company agrees to employ Employee as President and Chief Executive Officer (and Secretary, until a replacement can be elected or appointed) of the Company, with such duties as are customary for such position. Employee shall perform these duties subject to the direction and supervision of the Board of Directors of the Company. Employee accepts such continued employment and agrees to devote his full time and skills to the conduct of Company's business, performing to the best of Employee's abilities such duties as may be reasonably requested by Company. Employee agrees to serve Company diligently and faithfully so as to advance Company's best interests and agrees to not take any action in conflict with Company's interests. In addition to the foregoing, to the extent permitted by applicable law, and subject to obtaining all required shareholder and director votes, Company agrees to
endeavor   to  have  Employee  elected  to  Company's  Board   of
Directors.

     2. Term.

     (a) The term of employment of Employee hereunder shall be for a period of three (3) years commencing on October 1, 2004, subject to the conditions set forth herein.

     (b) This Agreement shall be automatically renewed at the end of the initial Term for additional terms of one (1) year; provided, however, either party may terminate this Agreement at the end of a term by providing written notice to the other party no later than ninety (90) days prior to the expiration of the then current term.

     (c) Employee may terminate this Agreement within thirty (30) days after any of the following events: a significant diminution in Employee's executive responsibilities; relocation of the Company's principal executive offices to a location that is more than fifty (50) miles from Mullica Hill, NJ; or Employee shall not have beneficial ownership of at least ten percent (10%) of the Company's outstanding shares of common stock.

     3. Compensation.

     (a) Base Salary. Employee shall receive as base salary, during the Term of this Agreement, the sum of One Hundred Ten
Thousand Dollars ($110,000) per annum payable in accordance with the Company's regular payroll schedule.

     (b) Bonus. In each year of the Term of this Agreement, the Company agrees to pay Employee an annual performance bonus equal to twenty percent (20%) of its net income after taxes in excess of $100,000 for each fiscal year ending after October 1, 2004. This bonus will be payable not later than thirty (30) days after receipt of the Company's audited financial statements for such fiscal year. The amount of such bonus shall be paid to Employee one-third in cash and two-thirds in shares of the Company's common stock acquired as if such amount had been paid to Employee and then paid to the Company by Employee through his exercise of a Stock Purchase Warrant issued by the Company to Employee of even date herewith.

     (c) Other Bonus. Employee will also be eligible for cash bonuses, stock bonuses and stock options for meeting profit goals and for exceeding profit goals, and other such bonuses as determined by the Board of Directors at the discretion of the Board of Directors.

     (d) Reimbursement for Expenses. Employee will receive reimbursement from the Company for expenses reasonably incurred by Employee on behalf of the Company and pursuant to its policies.

     (e) Annual Review. Notwithstanding any other provision of this Agreement, Employee will be entitled to receive from the Company's Board of Directors (or committee thereof) an annual review of his and the Company's performance within ninety (90) days after the end of each anniversary of the effective date of this Agreement and the opportunity to negotiate increases in the compensation and benefit provisions of this Agreement.

     (f) Severance. In the event this Agreement terminates for any reason other than "Cause" as set forth in paragraph 5(a) of this Agreement, the Company will make a severance payment to Employee of thirty percent (30%) of his base salary at the time and continue his health insurance for an additional six months. The Company also will make the same payment to Employee if Employee resigns within thirty (30) days for the reasons set forth in paragraph 2(c) of this Agreement. Otherwise, the Company will have no obligation to make any severance payments to Employee hereunder.

     4. Other Benefits During the Employment Period.

     (a) Employee shall receive all other benefits made available to executives or employees of the Company, from time to time, at its discretion ("Benefits"), which currently include, inter alia, health insurance, New Jersey short term disability insurance, and 401(k).

     (b) The Company shall furnish Employee with such working facilities and other services as are suitable to Employee's position with the Company and adequate to the performance of his duties under this Agreement.

     (c) Employee shall be entitled to four weeks paid vacation per calendar year in accordance with the Company's policies then in effect regarding vacations.

     (d) At his option, Employee shall be entitled to (i) sole use of a Company car (Toyota Camry or equivalent), with all normal related expenses paid by the Company or (ii) a monthly automobile expense allowance of equivalent amount.

     5. Termination. This Agreement is subject to termination prior to the expiration of its initial term or any extended term for only the following reasons:

     (a) Termination for Cause. Company and Employee agree that no future or further salary or other benefits (except for insurance benefits for disability or death and health insurance shall continue pursuant to the Company's policies, if any, for terminated employees or as provided by law) will be payable to the Employee by the Company and the employment relationship between the parties will terminate immediately following the occurrence of any one or more of the following events:

     (i) Employee violates any material terms or conditions of this Agreement;

     (ii) Employee commits a felony, gross misdemeanor or act of dishonesty or engages in material violations of the established rules, regulations and policies of Company; or

     (iii) Employee engages in a general course of conduct of non-cooperation, disorganization, gross negligence or other gross misconduct adversely affecting the welfare, continuity or future of Company's business

     (b) Death or Disability. If Employee should die or become totally and permanently disabled during the term of employment, the parties agree that the employment relationship and this Agreement will terminate automatically. "Total disability" means the continuous inability of Employee, resulting from disease or injury, to perform substantially all the services pertaining to his employment under this Agreement. Such total disability will be deemed "permanent" if Employee has not recovered and returned to render the full services of his employment hereunder within six (6) months of becoming totally disabled.

     (c) Failure to Perform. Employee fails to present a reasonable plan to the Company to cure a "Gross Shortfall" (as hereafter defined) within thirty (30) days after written notice to Employee identifying the "Gross Shortfall". For these purposes a "Gross Shortfall" means a revenue deficiency of twenty percent (20%) or more, an expense overrun of twenty percent (20%) or more, a decrease of ten percent (10%) or more in total assets or an increase of ten percent (10%) or more in total assets, in each case when compared to financial objectives agreed to by Employee and the Company's Board of Directors.

     6. Key Person Insurance. Employee agrees that during the term of this Agreement, the Company may purchase key person life insurance covering the life of Employee in the amount of $500,000, with the Company to be named as the sole beneficiary. The Company shall pay the premiums on such policy as they become due out of the funds of the corporation. Employee represents and warrants that Employee has no knowledge of any condition which would prevent such key person life insurance from being obtained at rates for a healthy male of his age. For purposes of such key person insurance, Employee agrees to submit to reasonable medical examinations and shall cooperate with reasonable information requests.

     7. Confidential Information/Trade Secrets. Employee acknowledges that during the course and as a result of his employment, Employee may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. Confidential Information or Trade Secrets means information that is proprietary to or in the unique knowledge of Company (including information discovered or developed in whole or in part by Employee); or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information shall also include all terms and conditions of this Agreement.

     Employee understands and acknowledges that all such information that he obtains in the course of Employee's employment with Company constitutes Confidential Information or Trade Secrets. In particular, Employee agrees that this information includes among other things, procedures, manuals, confidential reports, lists of clients, customers, suppliers, or products, and information concerning the prices of charges paid by the Company's customers to the Company, or by the Company to its suppliers.

     Employee further acknowledges and appreciates that any Confidential Information or Trade Secrets constitutes a valuable asset of Company and that Company intends any such information to remain secret and confidential. Employee therefore specifically agrees that except to the extent required by Employee's duties to Company or as permitted by the express written consent of the Company's Board of Directors, Employee shall never, either during employment with Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of Company or otherwise use such information to his own or a third party's benefit.

     8.  Return  of  Property.  Employee  agrees  that  upon  the termination of his employment with Company that he will immediately return to Company the originals and all copies of any and all documents (including computer data, disks, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to Company, its products or services, its clients, its suppliers, or other aspects of its business.
Employee further agrees to not retain any summary of such information.

     9. [Intentionally Omitted.]

     10. Consideration. Employee and Company agree that the provisions of this Agreement are reasonable and necessary for the protection of Company.

     11. Remedies for Breach. Each party acknowledges that breach by the other party of the provisions of this Agreement will cause the first party irreparable harm that is not fully remedied by monetary damages. Accordingly, each party agrees that the other party shall, in addition to any relief afforded by law, be entitled to injunctive relief. Each party agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies. Each party further agrees that the other partyshall be entitled to recover costs of litigation and reasonable attorney fees incurred in enforcing this Agreement.

     12. General Provisions. Employee and Company acknowledge and agree as follows:

     (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters. This Agreement supersedes and replaces any prior agreement between the parties generally relating to the same subject matter.

     (b) This Agreement may be amended or modified only by a writing signed by both parties.

     (c) Waiver by either Company or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

     (d) The rights and obligations of Company hereunder may be transferred or assigned to any successor, representative or assign of Company. The term "Company" as used herein is intended to include Dynasil Corporation of America, its successors, affiliates, or assigns, if any. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void.

     (e) Except as set forth herein, Employee's obligations under paragraphs 7 and 8 of this Agreement shall survive any change in Employee's employment status with Company, by promotion or otherwise, or the termination of Employee's employment with Company.

     (f) If any Court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement.

     (g) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of New
Jersey.

     (h) This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     This Agreement is intended to be a legally binding document fully enforceable in accordance with its terms.

                                   DYNASIL CORPORATION OF AMERICA


                                   By:
                                        James S. Saltzman
                                        Chairman of the Board

                                   EMPLOYEE:



                                   Craig T. Dunham